AMENDMENT OF ARTICLES OF INCORPORATION

                          OF

                 LA CROSSE FUNDS, INC.


     The undersigned, the Secretary of La Crosse Funds,
Inc. (the "Corporation"), hereby certifies that in accordance with Section 180.1005 of the Wisconsin
Statutes, the following Amendment was duly adopted to
(i) change the distinguishing designation of the sole class of the Corporation's shares and (ii) increase the number of authorized shares of the Corporation.

     "Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

     `A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

         Class                   Authorized Number of Shares

La Crosse Large Cap Stock Fund            Indefinite'"

     This Amendment to the Articles of Incorporation of the Corporation was adopted by the Corporation's Board of Directors on November 24, 1998 in accordance with
Section 180.1005 of the Wisconsin Statutes. No shares of the Corporation have been subscribed for.

     Executed in duplicate this 24th day of November, 1998.

                                   LA CROSSE FUNDS, INC.


                                   /s/ Steven J. Hulme
                                   --------------------------
                                   Name:  Steven J. Hulme
                                   Title:  Secretary

This instrument was drafted by:

Dennis F. Connolly
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin  53202